FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles.lynch@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports Third Quarter Results

FORT LAUDERDALE, Fla., November 1, 2024 - Pediatrix Medical Group, Inc. (NYSE: MD), a leading provider of physician services, today reported earnings of $0.23 per share for the three months ended September 30, 2024. On a non-GAAP basis, Pediatrix reported Adjusted EPS of $0.44.

For the 2024 third quarter, Pediatrix reported the following results:

•
Net revenue of $511 million;
•
Net income of $19 million; and
•
Adjusted EBITDA of $60 million.

“Our third quarter operating results modestly exceeded our expectations, driven primarily by strength in same-unit revenue,” said James D. Swift, M.D., Chief Executive Officer of Pediatrix Medical Group. “During the quarter, we successfully completed our previously announced transition to a hybrid revenue cycle management structure, and we remain on track to complete our portfolio management plans by the end of 2024. We believe that a more focused portfolio, with enhanced support for our affiliated practices, will enable stronger financial performance and benefit all of our stakeholders.”

Operating Results– Three Months Ended September 30, 2024

Pediatrix’s net revenue for the three months ended September 30, 2024 was $511.2 million, compared to $506.6 million for the prior-year period. This increase reflected growth in same-unit revenue of 5.2 percent, partially offset by the impact of non-same unit activity, primarily practice dispositions.

Same-unit revenue from net reimbursement-related factors increased by 3.4 percent for the 2024 third quarter as compared to the prior-year period. This increase primarily reflects improved payor mix and modest improvements in hospital contract administrative fees. The percentage of services reimbursed by commercial and other non-government payors increased by approximately 250 basis points compared to the prior year period.

Same-unit revenue attributable to patient volume increased by 1.8 percent for the 2024 third quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three and nine months ended September 30, 2024. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
Hospital-based patient services	1.6%	1.7%
Office-based patient services	3.8%	2.5%

Neonatology services (within hospital-based services):
Neonatal intensive care unit (NICU) days	0.4%	0.8%

For the 2024 third quarter, practice salaries and benefits expense was $364.9 million, compared to $368.4 million for the prior-year period. This comparison primarily reflects the impact of practice disposition activity and a decrease in same-unit medical malpractice expense, partially offset by increases in same-unit clinical compensation costs, including incentive compensation based on practice results.

For the 2024 third quarter, general and administrative expenses were $58.1 million, as compared to $57.4 million for the prior-year period. This comparison primarily reflects higher incentive compensation based on financial results and increased internal staffing as part of the Company’s development of its hybrid revenue cycle management structure, largely offset by net staffing reductions.

For 2024 third quarter, transformational and restructuring related expenses totaled $18.6 million. These expenses related primarily to revenue cycle management transition activities and practice dispositions.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, transformational and restructuring related expenses, and loss on disposal of businesses, was $60.2 million for the 2024 third quarter, compared to $50.4 million for the prior-year period.

Depreciation and amortization expense was $6.3 million for the third quarter of 2024, compared to $9.2 million for the prior-year period. This comparison was primarily related to a decrease in depreciation expense related to non-same unit activity, primarily practice dispositions.

Interest expense was $10.1 million for the third quarter of 2024, compared to $10.4 million for the third quarter of 2023.

Pediatrix generated net income of $19.4 million, or $0.23 per diluted share, for the 2024 third quarter, based on a weighted average 84.5 million shares outstanding. This compares with net income of $21.4 million, or $0.26 per diluted share, for the 2023 third quarter, based on a weighted average 83.0 million shares outstanding.

For the third quarter of 2024, Pediatrix reported Adjusted EPS of $0.44, compared to $0.32 for the third quarter of 2023. For these periods, Adjusted EPS is defined as diluted income per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, loss on disposal of businesses, tax effects of goodwill impairment and discrete tax events.

Operating Results – Nine Months Ended September 30, 2024

For the nine months ended September 30, 2024, Pediatrix generated revenue of $1.51 billion, compared to $1.50 billion for the prior-year period. Pediatrix generated a net loss of $129.5 million, or $1.56 per share, for the nine months ended September 30, 2024, based on a weighted average 83.2 million shares outstanding, which compares to income of $63.9 million, or $0.77 per share, based on a weighted average 82.5 million shares outstanding for the first nine months of 2023. Adjusted EBITDA for the nine months ended September 30, 2024 was $155.3 million, compared to $149.6 million for the prior year. For the nine months ended September 30, 2024, Pediatrix reported Adjusted EPS of $0.99, compared to $0.94 in the same period of 2023.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $103.8 million at September 30, 2024, compared to $73.3 million at December 31, 2023, and net accounts receivable at September 30, 2024 were $286.9 million.

For the third quarter of 2024, Pediatrix generated cash from continuing operations of $95.7 million, compared to $81.1 million during the third quarter of 2023. During the third quarter of 2024, the Company used $6.3 million to fund capital expenditures.

At September 30, 2024, Pediatrix had total debt outstanding of $619 million, consisting of its $400 million in 5.375% Senior Notes due 2030 and $219 million in borrowings under its Term A Loan. At September 30, 2024, the Company had no outstanding borrowings under its $450 million revolving line of credit.

Portfolio Management Update

As previously disclosed, during the second quarter of 2024, Pediatrix formalized its practice portfolio management plans, resulting in a decision to exit almost all of its affiliated office-based practices, other than maternal-fetal medicine, and during and subsequent to the end of the 2024 second quarter, the Company completed the exit of its primary and urgent care service line through two separate transactions. In aggregate, the office-based practices that the Company intends to exit and the primary and urgent care clinics that have been divested contributed net revenue of approximately $200 million in 2023. As previously disclosed, Pediatrix expects that the annualized favorable impact to Adjusted EBITDA resulting from its portfolio management plans to be approximately $30 million, based on 2023 financial information.

The Company continues to expect to complete these exits prior to the end of 2024.

2024 Outlook

Pediatrix anticipates that its 2024 Adjusted EBITDA, as defined above, will be in a range of $205 million to $215 million. This outlook reflects Adjusted EBITDA for the first nine months of 2024 of $155.3 million.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and nine months ended September 30, 2024 and 2023 is provided in the financial tables of this press release.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com. A telephone replay of the conference call will be available from 12:45 p.m. ET today through midnight ET November 15, 2024 by dialing 1-866-207-1041, access code 6573245. The replay will also be available at www.pediatrix.com.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is a leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by multiple pediatric subspecialties. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through approximately 4,800 affiliated physicians and other clinicians. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,”

“may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the Company’s practice portfolio management plans and whether the Company is able to achieve the expected favorable impact to Adjusted EBITDA therefrom; the impact of the Company’s termination of its then third-party revenue cycle management provider and transition to a hybrid revenue cycle management model with one or more new third-party service providers, including any transition costs associated therewith; the impact of surprise billing legislation; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions or organic growth initiatives; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

###

Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net revenue	$511,158	$506,612	$1,510,555	$1,498,197
Operating expenses:
Practice salaries and benefits	364,888	368,404	1,091,834	1,084,671
Practice supplies and other operating expenses	29,449	31,319	92,903	93,128
General and administrative expenses	58,121	57,406	174,884	174,478
Depreciation and amortization	6,254	9,211	25,353	27,109
Transformational and restructuring related expenses	18,560	—	40,619	—
Goodwill impairment	—	—	154,243	—
Fixed assets impairments	—	—	20,112	—
Intangible assets impairments	—	—	7,679	—
Loss on disposal of businesses	59	—	10,932	—
Total operating expenses	477,331	466,340	1,618,559	1,379,386
Income (loss) from operations	33,827	40,272	(108,004)	118,811
Investment and other income	1,089	273	2,941	2,096
Interest expense	(10,126)	(10,374)	(31,033)	(31,994)
Equity in earnings of unconsolidated affiliate	445	661	1,427	1,578
Total non-operating expenses	(8,592)	(9,440)	(26,665)	(28,320)
Income (loss) before income taxes	25,235	30,832	(134,669)	90,491
Income tax (provision) benefit	(5,794)	(9,441)	5,120	(26,612)
Net income (loss)	$19,441	$21,391	$(129,549)	$63,879
Other comprehensive income (loss), net of tax
Unrealized holding gain on investments, net of tax of $571, $-, $657 and $100	1,745	1	2,005	218
Total comprehensive income (loss)	$21,186	$21,392	$(127,544)	$64,097
Per common and common equivalent share data (diluted):
Net income (loss):	$0.23	$0.26	$(1.56)	$0.77
Weighted average common shares	84,523	82,950	83,223	82,492

Pediatrix Medical Group, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss)	$19,441	$21,391	$(129,549)	$63,879
Interest expense	10,126	10,374	31,033	31,994
Income tax provision (benefit)	5,794	9,441	(5,120)	26,612
Depreciation and amortization expense	6,254	9,211	25,353	27,109
Transformational and restructuring related expenses	18,560	—	40,619	—
Goodwill impairment	—	—	154,243	—
Fixed assets impairments	—	—	20,112	—
Intangible assets impairments	—	—	7,679	—
Loss on disposal of businesses	59	—	10,932	—
Adjusted EBITDA	$60,234	$50,417	$155,302	$149,594

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Net Income (Loss) per Share

to Adjusted Income per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2024		2023
Weighted average diluted shares outstanding	84,523		82,950
Net income and diluted net income per share	$19,441	$0.23	$21,391	$0.26
Adjustments (1):
Amortization (net of tax of $446 and $498)	1,338	0.02	1,493	0.02
Stock-based compensation (net of tax of $656 and $791)	1,969	0.02	2,373	0.03
Transformational and restructuring expenses (net of tax of $4,640)	13,920	0.16	—	—
Tax effects of goodwill impairment	(6,135)	(0.07)	—	—
Loss on disposal of businesses (net of tax of $15)	44	—	—	—
Net impact from discrete tax events	6,452	0.08	1,114	0.01
Adjusted income and diluted EPS	$37,029	$0.44	$26,371	$0.32

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended September 30, 2024 and 2023, other than for tax effects of goodwill impairment for the relevant period. Tax effects of goodwill impairment relate to the goodwill impairment recognized in the second quarter of 2024.

	Nine Months Ended September 30,
	2024		2023
Weighted average diluted shares outstanding	83,223		82,492
Net (loss) income and diluted net (loss) income per share	$(129,549)	$(1.56)	$63,879	$0.77
Adjustments (1):
Amortization (net of tax of $1,842 and $1,508)	5,526	0.07	4,522	0.06
Stock-based compensation (net of tax of $1,872 and $2,325)	5,616	0.07	6,974	0.09
Transformational and restructuring expenses (net of tax of $10,155)	30,464	0.37	—	—
Goodwill impairment (net of tax of $21,625)	132,618	1.59	—	—
Fixed assets impairments (net of tax of $5,028)	15,084	0.18	—	—
Intangible assets impairments (net of tax of $1,920)	5,759	0.07	—	—
Loss on disposal of businesses (net of tax of $2,733)	8,199	0.10	—	—
Net impact from discrete tax events	8,456	0.10	1,984	0.02
Adjusted income and diluted EPS	$82,173	$0.99	$77,359	$0.94

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the nine months ended September 30, 2024 and 2023, other than for goodwill impairment for the relevant period. Tax effects for the goodwill impairment approximate 14% due to a portion of the expense being non-deductible.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of September 30, 2024	As of December 31, 2023
Assets:
Cash and cash equivalents	$103,831	$73,258
Investments	116,621	104,485
Accounts receivable, net	286,897	272,313
Other current assets	20,866	33,398
Intangible assets, net	13,183	21,240
Operating and finance lease right-of-use assets	56,566	70,294
Goodwill, other assets, property and equipment	1,478,909	1,644,822
Total assets	$2,076,873	$2,219,810
Liabilities and shareholders' equity:
Accounts payable and accrued expenses	$333,493	$350,798
Total debt, including finance leases, net	626,721	633,334
Operating lease liabilities	56,932	68,314
Other liabilities	327,235	318,303
Total liabilities	1,344,381	1,370,749
Total shareholders' equity	732,492	849,061
Total liabilities and shareholders' equity	$2,076,873	$2,219,810

Pediatrix Medical Group, Inc.

Reconciliation of Net Loss to Forward-Looking Adjusted EBITDA

(in thousands)

(Unaudited)

	Year Ended December 31, 2024

Net loss	$(110,315)	$(103,015)
Interest expense	40,559	40,559
Income tax provision	1,990	4,690
Depreciation and amortization expense	31,800	31,800
Transformational and restructuring related expenses	48,000	48,000
Goodwill and long-lived asset impairments	182,034	182,034
Loss on disposal of businesses	10,932	10,932
Adjusted EBITDA	$205,000	$215,000